PriceWaterhouseCoopers



                        REPORT OF INDEPENDENT ACCOUNTANTS
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To the Board of Trustees of American Pension Investors Trust and Shareholders of
Growth Fund, Capital Income Fund, Multiple Index Trust, Yorktown Classic Value Trust and Treasuries Trust:

In planning and performing our audit of the financial statements and financial highlights of Growth Fund, Capital Income Fund, Multiple Index Trust, Yorktown Classic Value Trust and Treasuries Trust (five portfolios of American Pension Investors Trust and collectively referred to as the "Funds") for the year ended May 31, 2002, we considered its internal control, including control over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and final highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal controls, errors or fraud may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operations may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weakness under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 2002.



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This  report is  intended  solely  for the  information  and use of the Board of
Trustees, management and the Securities and Exchange Commission and it is not intended to be and should not be used by anyone other than these specified parties.

                                               /s/ Pricewaterhouse Coopers LLP
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                                               Pricewaterhouse Coopers LLP

Baltimore, Maryland
June 21, 2002